Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Longs Drug Stores Corporation Announces

At Its Annual Meeting of Stockholders

•	July 11 Cash Dividend

•	New $150 million Share Repurchase Program

•	Preliminary Proxy Results

WALNUT CREEK, Calif. (May 24, 2005) – Longs Drug Stores Corporation (NYSE: LDG) today announced a new share repurchase program, declared a cash dividend and announced the preliminary proxy results at its 2005 Annual Meeting of Stockholders.

The Board of Directors for Longs Drug Stores Corporation declared a quarterly cash dividend on common shares of $0.14 per share payable July 11, 2005 to stockholders of record at the close of business on May 31, 2005.

The Board also authorized the repurchase of up to $150 million of the Company’s outstanding common stock during the period extending through May 2008. The repurchases will be made in open market transactions or through negotiated transactions from time to time, depending upon market conditions and the availability of funds.

Stockholders elected three directors whose terms will expire in May of 2008. Leroy T. Barnes, Jr., Vice President and Treasurer of PG&E Corporation; Murray H. Dashe, former Chairman of the Board, Chief Executive Officer and President of Cost Plus, Inc.; and Donna A. Tanoue, Vice Chairman and Chief Administrative Officer of Bank of Hawaii.

Board members whose terms continue are: Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs Drug Stores Corporation; Donald L. Sorby, Ph.D., Lead Director for the Longs Board and Dean Emeritus for the School of Pharmacy at the University of the Pacific; Robert M. Long, Chairman Emeritus of Longs Drug Stores Corporation; Mary S. Metz, Ph.D., Retired President of S.H. Cowell Foundation; Harold Somerset, Business Consultant; and Anthony G. Wagner, Vice President of Kaiser Foundation Health Plan, Inc.

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William L. Chenevich, Vice Chairman of U.S. Bancorp, did not stand for reelection at the Company’s 2005 Annual Meeting of Stockholders. Seven of the nine members of the Longs’ Board of Directors are independent.

Stockholders approved the amendment and restatement of the Company’s 1995 Long-Term Incentive Plan. The Plan was last amended and approved by stockholders in 2003.

Stockholders approved a stockholder proposal urging the Board of Directors to consider declassification of the Board of Directors.

Stockholders ratified the Company’s auditing firm, Deloitte & Touche LLP, as independent auditors for Fiscal Year 2006.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 473 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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